                                                                      EXHIBIT 11

                        GTE CORPORATION AND SUBSIDIARIES
                 Calculation of Earnings (Loss) per Common Share
                                   (Unaudited)


                                                          Three Months Ended          Six Months Ended
                                                               June 30,                   June 30,
                                                          ------------------      ---------------------------
                                                          1999        1998          1999               1998
                                                          ----        -----       ---------        ----------
                                                                (In Millions, Except Per-Share Amounts)
Net income:
     Before extraordinary charges                         $776        $673        $   1,688         $     815
     Extraordinary charges                                  --          --              (30)             (320)
                                                          ----        -----       ---------        ----------
        Consolidated net income                           $776        $673        $   1,658         $     495
                                                          ====        ====        =========         =========

Average basic common shares                                973         962              971               961

Adjustments to basic common shares:
     Add - Employees' stock and stock option plans           6          10                7                 8
                                                          ----        ----        ---------         ---------
Adjusted average diluted common shares                     979         972              978               969
                                                          ====        ====        =========         =========

EARNINGS (LOSS) PER COMMON SHARE:

     Basic (1)
        Before extraordinary charges                      $.80        $.70        $    1.74         $     .85
        Extraordinary charges                               --          --             (.03)             (.33)
                                                          ----        ----        ---------         ---------
        Consolidated                                      $.80        $.70        $    1.71         $     .52
                                                          ====        ====        =========         =========

     Diluted (2)
        Before extraordinary charges                      $.79        $.69        $    1.73         $     .84
        Extraordinary charges                               --          --             (.03)             (.33)
                                                          ----        ----        ---------         ---------
        Consolidated                                      $.79        $.69        $    1.70         $     .51
                                                          ====        ====        =========         =========

(1) Computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period.

(2) Reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.